April 17, 2018

Corix Bioscience Inc.
9880 Irvine Center Dr. #200
Irvine, CA. 92618

Attn; Board of Directors;

This letter is to notify the Corix Board of Directors that I resign as President, Chief Financial Officer, Chairman of the Board and Board Member effective immediately. I will remain the Chief Executive Officer and look forward with working with the Board to take this company to the next level. I will begin the search for the above replacements.

Regards,

Michael Ogburn